Exhibit 99.1

Investor Update – August 21, 2009

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our subsidiaries Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc. (Horizon).  Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items.  The most directly comparable GAAP measure is total operating expense per available seat mile.  However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results.  Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period.  Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements.  For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.   Some of these risks include current economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes.  All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES – MAINLINE

July 2009 Statistics
	July 2009	Change Y-O-Y
Capacity (ASMs in millions)	2,123		(5.4)%
Traffic (RPMs in millions)	1,790		0.1%
Revenue passengers (000s)	1,507		(6.9)%
Load factor*	84.3%	4.6	pts
RASM (cents)**	13.07		0.7%
Passenger RASM (cents)**	11.87		(1.3)%
Raw fuel cost/gal.	$1.91		(54.4)%
Economic fuel expense/gal.	$2.06		(42.8)%
*percentage of available seats occupied by fare-paying passengers

**RASM and Passenger RASM were favorably impacted by first bag fee revenue, which began on July 7, 2009, of approximately $4.9 million for Alaska mainline.  Given the seasonally high passenger count for July, this amount is in line with our previously disclosed estimate of $70 million in incremental annual revenue for Air Group. RASM was also favorably impacted by the revised Mileage Plan affinity card agreement described in our second quarter 10Q which we estimate will provide approximately $15 million in incremental revenue for the last six months of 2009, or approximately $2.5 million per month.

Changes in Advance Booked Load Factors (percentage of available seat miles that are sold)

	August	September	October
Point Change Y-O-Y	+1.5 pts	+1.5 pts	-2.0 pts

Forecast Information
	Forecast Q3 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
Capacity (ASMs in millions)	6,000	(5)%	22,900	(5)%
Cost per ASM excluding fuel and special items (cents)*	8.0	12%	8.2	10%
Fuel gallons (000,000)	79	(9)%	300	(10)%
Economic fuel cost per gallon**	$2.20	(36)%	**	**

* For Alaska, our forecasts of mainline cost per ASM excluding fuel are based on forward-looking estimates, which will likely differ from actual results.  The guidance for the third quarter and the full-year cost per ASM excluding fuel and special items has increased from our previous guidance on July 23, 2009 primarily as a result of higher wages and benefits and incentive pay forecasts for the remainder of the year.

**Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Because of the unpredictable nature of oil prices, our full-year 2009 forecast is not meaningful at this time.  Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions:  crude oil cost – $1.66 ($70 per barrel); refining margin – 25 cents; taxes and fees – 13 cents; cost of settled hedges – 16 cents.

ALASKA – PURCHASED CAPACITY

Alaska has Capacity Purchase Agreements (CPA) with Horizon for certain routes and with a third party for service between Anchorage and Dutch Harbor, AK.

July 2009 Statistics
The following data represents only the Horizon CPA flying as that flying represents approximately 95% of the total purchased capacity.
	July 2009	Change Y-O-Y
Capacity (ASMs in millions)	129		(2.9)%
Traffic (RPMs in millions)	104		(1.8)%
Load factor*	80.5%	0.8	pts
Yield (cents)	25.94		(3.4)%
Passenger RASM (cents)**	20.89		(2.4)%
* Percentage of available seats occupied by fare-paying passengers
** Passenger RASM was favorably impacted by first bag fee revenue, which began on July 7, 2009, of approximately $0.7 million for the purchased capacity flying.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)*

	August	September	October
Point Change Y-O-Y	-1.5 pts	-2.0 pts	-3.0 pts
*  Purchased capacity advance booked load factors have been negatively impacted by the replacement of 37-seat Q200 aircraft with larger Q400 aircraft.

Forecast Information (Horizon CPA)
	Forecast Q3 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
Capacity (ASMs in millions)	365	(3)%	1,350	(3)%
Cost per ASM (cents)*	19.4	(11)%	19.5	(9)%
* Costs associated with the Horizon CPA agreement represent the amount paid by Alaska to Horizon for operating costs plus a specified profit margin and are eliminated in consolidation.

HORIZON AIR

July 2009 Statistics (includes brand and CPA flying)
	July 2009	Change Y-O-Y
Capacity (ASMs in millions)	296		(12.0)%
Traffic (RPMs in millions)	238		(8.3)%
Revenue passengers (000s)	637		(9.6)%
Load factor*	80.6%	3.3	pts
System RASM (cents)**	20.87		(3.5)%
Passenger RASM – brand flying (cents)**	21.94		3.8%
Raw fuel cost/gal.	$1.94		(54.0)%
Economic fuel expense/gal.	$2.10		(41.9)%
*percentage of available seats occupied by fare-paying passengers
**RASM and Passenger RASM were favorably impacted by first bag fee revenue, which began on July 7, 2009, of approximately $1 million for Horizon brand flying.

Line-of-Business Information
Horizon’s line-of-business traffic and revenue information is presented below. In CPA arrangements, Horizon is  insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity.  As a result, yield and load factor information is not presented.  Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation.  The actual passenger revenue generated on CPA flights is noted in the Alaska – Purchased Capacity section on page 3.

July 2009
	Capacity Mix			Load Factor			Yield			RASM
	Actual (000s)	Change Y-O-Y	Current %Total	Actual	Change Y-O-Y		Actual		Change Y-O-Y	Actual		Change Y-O-Y
Brand	167	(18.0)%	56%	80.6%	4.9	pts	27.22	¢	(2.5)%	22.70	¢	5.2%
Alaska CPA	129	(2.9)%	44%	NM	NM		NM		NM	18.49	¢	(14.7)%
Total	296	(12.0)%	100%	80.6%	3.3	pts	25.37	¢	(8.2)%	20.87	¢	(3.5)%

NM = Not Meaningful

Changes in Advance Booked Load Factors – Brand Flying (percentage of ASMs that are sold)

	August	September	October
Point Change Y-O-Y	+1.5 pts	-1.5 pts	-2.5 pts

Forecast Information (includes brand and CPA flying)
	Forecast Q3 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
System-wide capacity (ASMs in millions)	850	(10)%	3,300	(9)%
Cost per ASM excluding fuel and CRJ-700 fleet transition charges (cents)*	14.5 – 14.6	7%	15.3 – 15.4	5% – 6%
Cost per ASM excluding fuel and all fleet transition charges (cents)*	14.5 – 14.6	7% – 8%	15.0 – 15.1	5% -- 6%
Fuel gallons (in millions)	16	(8)%	60	(10)%
Economic fuel cost per gallon**	$2.25	(35)%	**	**

*  For Horizon, our forecast of cost per ASM excluding fuel and other items is based on forward-looking estimates, which will likely differ significantly from actual results. The guidance for the third quarter cost per ASM excluding fuel and special items has increased from our previous guidance on July 23, 2009 primarily as a result of higher incentive pay forecasts.

**Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates.  Because of the unpredictable nature of oil prices, our full-year 2009 forecast is not meaningful at this time. Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions:  crude oil cost – $1.66 ($70 per barrel); refining margin – 25 cents; taxes and fees – 17 cents; cost of settled hedges – 17 cents.

AIR GROUP

Consolidated Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $20 million for the third quarter 2009.

Future Fuel Hedge Positions*
	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Third Quarter 2009	50%	$76
Fourth Quarter 2009	50%	$76
Full Year 2009	50%	$76
First Quarter 2010	47%	$68
Second Quarter 2010	48%	$68
Third Quarter 2010	46%	$72
Fourth Quarter 2010	34%	$78
Full Year 2010	44%	$71
First Quarter 2011	27%	$86
Second Quarter 2011	25%	$79
Third Quarter 2011	22%	$80
Fourth Quarter 2011	15%	$81
Full Year 2011	22%	$82
First Quarter 2012	5%	$87
Full Year 2012	1%	$87

*All of our 2010 through 2012 positions and the majority of our 2009 positions are call options, which are designed to effectively cap our cost of the crude oil component of our jet fuel purchases.  With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.

In addition to crude oil contracts, we have used both fixed-price physical contracts and financial swaps to fix the refining margin component for approximately 47% of our third and fourth quarter 2009 jet fuel purchases at an average price of 22 cents per gallon and 25% of our first quarter 2010 jet fuel purchases at an average price of 25 cents per gallon.

Cash and Share Count
(in millions)	July 31, 2009	December 31, 2008
Cash and marketable securities	$1,133	$1,077
Common shares outstanding	35.117	36.275

As previously disclosed, on June 11, 2009 Alaska Air Group’s Board of Directors authorized a $50 million share repurchase program.  Through August 20, 2009, we had purchased 1,324,578 shares totaling $23.8 million.

Capital Expenditures
Total expected gross capital expenditures for 2009 are as follows (in millions):

	Total 2009 Estimate*
	Aircraft-related	Non-aircraft	Total
Alaska	$290	$75	$365
Horizon	75	5	80
Air Group	$365	$80	$445

*Amounts exclude any proceeds from the sale of assets.

AIR GROUP – (continued)

Firm Aircraft Commitments
The table below reflects the current delivery schedules for firm aircraft.

	Remainder of 2009	2010	2011	2012	2013	Beyond 2013	Total
Alaska (B737-800)	-	7	-	2	2	4	15
Horizon (Q400)	3	-	-	4	4	-	11
Totals	3	7	-	6	6	4	26

In addition to the firm orders noted above, Alaska has options to acquire 40 additional B737-800s and Horizon has options to acquire 10 Q400s.

Projected Fleet Count

		Actual Fleet Count			Expected Fleet Activity
					Changes by Quarter
Alaska	Seats	Dec. 31, 2007	Dec. 31, 2008	June 30, 2009	Q3	Q4	Dec. 31, 2009 [2]	2010 Changes	Dec. 31, 2010 [2]
737-400F [1]	---	1	1	1	---	---	1	---	1
737-400C [1]	72	5	5	5	---	---	5	---	5
737-400	144	34	31	28	---	---	28	(5)	23
737-700	124	20	20	19	---	---	19	(2)	17
737-800	157	29	41	51	---	---	51	7	58
737-900	172	12	12	12	---	---	12	---	12
MD-80	140	14	---	---	---	---	---	---	---
Totals		115	110	116	---	---	116	---	116
		Actual Fleet Count			Expected Fleet Activity
					Changes by Quarter
Horizon	Seats	Dec. 31, 2007	Dec. 31, 2008	June 30, 2009	Q3	Q4	Dec. 31, 2009	2010 Changes	Dec. 31, 2010
Q200	37	16	6	---	---	---	---	---	---
Q400	74-76	33	35	37	---	3	40	---	40
CRJ-700 [3]	70	21	18	18	---	(3)	15	---	15
Totals		70	59	55	---	---	55	---	55

1 F=Freighter; C=Combination freighter/passenger
2 The expected fleet counts at December 31, 2009 and 2010 are subject to change as we continue to refine capacity and aircraft utilization plans.
3 The planned CRJ fleet activity is subject to change as we finalize the fleet transition plan and is dependent on our ability to remarket the CRJ aircraft.  If we are unable to dispose of the CRJ aircraft to coincide with the delivery of the Q400 aircraft, we may remove the CRJ aircraft from service and place them in temporary storage until a suitable disposal alternative is arranged.  Alternatively, older Q400 aircraft may be removed from service in lieu of CRJ aircraft if that alternative is more economical.